                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 Amendment No. 1

                    Under the Securities Exchange Act of 1934


                        INFINITY BROADCASTING CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock, $0.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   456 62S10 2
                               -------------------
                                 (CUSIP Number)

     William S. Levine, 1702 E. Highland, Suite 310, Phoenix, Arizona 85016
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)


                                 January 4, 2001
                  --------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                       Page 2 of 13 Pages


 1     NAME OF REPORTING PERSON

       William S. Levine


       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[X]

                                                                     (b)[ ]

 3     SEC USE ONLY

 4     SOURCE OF FUNDS
                             OO

 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)   [  ]

 6     CITIZENSHIP OR PLACE OF ORGANIZATION

                           U.S.A.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


 7     SOLE VOTING POWER

           37,109,806

 8     SHARED VOTING POWER

           149,250

 9     SOLE DISPOSITIVE POWER

           37,109,806

10     SHARED DISPOSITIVE POWER

           149,250

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           37,259,056

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
           [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.53%

14     TYPE OF REPORTING PERSON

           IN

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                       Page 3 of 13 Pages


 1     NAME OF REPORTING PERSON

       Levine Investments Limited Partnership


       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[X]

                                                                   (b)[ ]

 3     SEC USE ONLY

 4     SOURCE OF FUNDS
                             OO

 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)   [  ]

 6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


 7     SOLE VOTING POWER

          35,184,948

 8     SHARED VOTING POWER

          -0-

 9     SOLE DISPOSITIVE POWER

          35,184,948

10     SHARED DISPOSITIVE POWER

          -0-

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          35,184,948

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.00%

14     TYPE OF REPORTING PERSON

          PN

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                       Page 4 of 13 Pages


 1     NAME OF REPORTING PERSON

       William S. Levine, Trustee, of the Levine Trust dated 5/4/84


       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)[X]

                                                                    (b)[ ]

 3     SEC USE ONLY


 4     SOURCE OF FUNDS
          PF

 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

 6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

 7     SOLE VOTING POWER

          1,781

 8     SHARED VOTING POWER

          -0-

 9     SOLE DISPOSITIVE POWER

          1,781

10     SHARED DISPOSITIVE POWER

          -0-

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,781

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          [  ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14     TYPE OF REPORTING PERSON

          OO

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                       Page 5 of 13 Pages


This Amendment No. 1 to Schedule 13D ("Amendment No. 1") amends and supplements the Schedule 13D filed on December 17, 1999 (the "Schedule") by William S. Levine ("Mr. Levine"), Levine Investments Limited Partnership ("Levine Investments") and William S. Levine, Trustee, of the Levine Trust dated 5/4/84 ("Levine Trust"), (collectively the "Reporting Persons") with respect to the Class A Common Stock, $.01 par value per share (the "Class A Shares"), of Infinity Broadcasting Corporation, a Delaware corporation (the "Issuer"). All capitalized terms used in this Amendment No. 1 and not otherwise defined herein have the meanings ascribed to such terms in the Schedule.

ITEM 4. PURPOSE OF TRANSACTION.

                  Item 4 is hereby amended and restated in its entirety to read as follows:

         Mr. Levine and Levine Investments Limited Partnership acquired their Class A Shares pursuant to a merger among the Issuer, Outdoor Systems, Inc. and Burma Acquisition Corp. on December 7, 1999. In connection with the completion of the merger among the Issuer, Outdoor Systems, Inc. and Burma Acquisition Corp. on December 7, 1999, the Issuer deposited 1,923,077 shares of Class A Common Stock in a rabbi trust (the "Rabbi Trust") reflected in the Trust Agreement, dated as of December 6, 1999 (the "Trust Agreement"), by and among the Issuer, UBS Trust Company, Arturo R. Moreno and Mr. Levine. The Levine Trust acquired 281 Class A Shares pursuant to the merger among the Issuer, Outdoor Systems, Inc. and Burma Acquisition Corp. on December 7, 1999 and 1,500 shares of Class A Shares prior to the merger among the Issuer, Outdoor Systems, Inc. and Burma Acquisition Corp. on December 7, 1999. Mr. Levine, Levine Investments and Levine Trust hold the shares for investment purposes.

         On October 30, 2000, Viacom, IBC Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Viacom ("Merger Sub"), and the Issuer entered into a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which the Issuer will merge with and into Merger Sub (the "Merger") and Viacom will acquire all the issued and outstanding Class A Shares not currently owned by Viacom. In the Merger, each outstanding Class A Share will be converted into the right to receive 0.592 of a Viacom Class B Share.

         On January 4, 2001 Mr. Levine, on behalf of the Reporting Persons, entered into a voting agreement (the "Voting Agreement"), pursuant to which the Reporting Persons have agreed to vote their Class A Shares in favor of the Merger Agreement, the Merger and any actions required in furtherance thereof.

         A copy of the Voting Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                       Page 6 of 13 Pages


         Other than as set forth herein, the Reporting Persons have no current plan or proposal which relates to, or would result in any of the actions enumerated in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 is hereby amended and restated in its entirety to read as follows:

         (a)(b) Of the 37,109,806 Class A Shares as to which Mr. Levine is indicated as having sole voting and dispositive power, (i) 1,781 shares are held of record by Levine Trust, (ii) 35,184,948 shares are held of record by Levine Investments and
                  (iii) 1,923,077 shares are held of record by the Rabbi Trust. Mr. Levine serves as Independent Administrator to the Rabbi Trust and has the sole power to direct the trustee of the Rabbi Trust as to any voting rights exercisable with respect to the shares of Class A Shares held of record by the Rabbi Trust.

                  The Class A Shares as to which Mr. Levine is indicated as having shared voting power consist of 149,250 Class A Shares owned by the William S. and Ina Levine Foundation (the "Levine Family Foundation"), a charitable organization. The 149,250 Class A Shares owned by the William S. and Ina Levine Foundation, as to which Mr. Levine has shared voting and investment power and as to which he disclaims beneficial ownership, are not covered by the Voting Agreement.

                  Mr. Levine disclaims beneficial ownership of the Class A Shares beneficially owned by Levine Investments, except to the extent of his partnership interest. Mr. Levine is President and a member of the Board of Directors of the Levine Family Foundation and, by virtue of such position, may be deemed to share voting and dispositive power over the shares held by it. Mr. Levine disclaims beneficial ownership of the shares held by the Levine Family Foundation.


         (c) The following sets forth information concerning transactions in Class A Shares of the Issuer effected by Mr. Levine and/or Levine Investments in the last 60 days.


    Date of
  Transaction       Type of Transaction           Party to Transaction              Number of Shares        Price Per Share
  -----------       -------------------           --------------------              ----------------        ---------------
   11-8-2000                 S                      Levine Investments                   5,000                  33.3125
   11-8-2000                 S                      Levine Investments                   3,000                  33.3750
   11-8-2000                 S                      Levine Investments                   2,000                  33.4375
   11-8-2000                 S                      Levine Investments                   3,000                  34.3750
   11-8-2000                 S                      Levine Investments                   2,000                  34.8125
   11-9-2000                 S                      Levine Investments                   2,500                  30.2500
   11-9-2000                 S                      Levine Investments                   2,500                  30.5000
   11-9-2000                 S                      Levine Investments                   5,000                  30.7500
   11-10-2000                S                      Levine Investments                   2,500                  31.0000
   11-10-2000                S                      Levine Investments                   2,500                  31.0625
   11-10-2000                S                      Levine Investments                   2,500                  31.1250
   11-10-2000                S                      Levine Investments                   1,600                  31.1875

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                       Page 7 of 13 Pages


   11-10-2000                S                      Levine Investments                    900                   31.2500
   11-13-2000                S                      Levine Investments                   1,900                  29.7500
   11-13-2000                S                      Levine Investments                   3,000                  29.8125
   11-13-2000                S                      Levine Investments                    100                   29.8750
   11-13-2000                S                      Levine Investments                   2,500                  30.1250
   11-13-2000                S                      Levine Investments                   2,500                  30.3125
   11-14-2000                S                      Levine Investments                   5,000                  29.8750
   11-15-2000                S                      Levine Investments                   5,000                  30.9375
   11-15-2000                S                      Levine Investments                   5,000                  31.3125
   11-15-2000                S                      Levine Investments                   5,000                  32.3125
   11-16-2000                S                      Levine Investments                   5,000                  32.1250
   11-16-2000                S                      Levine Investments                   5,000                  32.3125
   11-17-2000                S                      Levine Investments                   5,000                  31.4375
   11-17-2000                S                      Levine Investments                   5,000                  32.3750
   11-20-2000                S                      Levine Investments                   2,700                  31.0000
   11-20-2000                S                      Levine Investments                   7,300                  31.1250
   11-21-2000                S                      Levine Investments                   5,000                  28.6250
   11-21-2000                S                      Levine Investments                   5,000                  29.0000
   11-21-2000                S                      Levine Investments                   10,000                 29.5000
   11-21-2000                S                      Levine Investments                   5,000                  30.5000
   11-21-2000                S                      Levine Investments                   10,000                 31.0000
   11-21-2000                S                      Levine Investments                   1,300                  31.8750
   11-21-2000                S                      Levine Investments                   3,700                  31.9375
   11-22-2000                S                      Levine Investments                   2,000                  31.2500
   11-22-2000                S                      Levine Investments                   3,000                  31.3750
   11-22-2000                S                      Levine Investments                   5,000                  31.4375
   11-24-2000                S                      Levine Investments                   5,000                  31.0000
   11-24-2000                S                      Levine Investments                   2,000                  31.1250
   11-24-2000                S                      Levine Investments                   3,000                  31.1875
   11-27-2000                S                      Levine Investments                   2,000                  31.5000
   11-27-2000                S                      Levine Investments                   1,000                  31.6250
   11-27-2000                S                      Levine Investments                   5,000                  32.0000
   11-27-2000                S                      Levine Investments                   2,000                  32.0625
   11-27-2000                S                      Levine Investments                   5,000                  32.6875
   11-27-2000                S                      Levine Investments                   5,000                  32.8750
   11-28-2000                S                      Levine Investments                   6,000                  32.6250
   11-28-2000                S                      Levine Investments                   4,000                  32.7500
   11-29-2000                S                      Levine Investments                   5,000                  30.0000
   11-29-2000                S                      Levine Investments                   2,000                  30.1250
   11-29-2000                S                      Levine Investments                   2,000                  31.0000
   11-30-2000                S                      Levine Investments                   3,000                  29.2500
   11-30-2000                S                      Levine Investments                   4,500                  29.3750
   11-30-2000                S                      Levine Investments                   1,500                  29.4375
   11-30-2000                S                      Levine Investments                    600                   29.5000
   11-30-2000                S                      Levine Investments                   1,400                  29.7500
   12-01-2000                S                      Levine Investments                   2,000                  30.1250
   12-01-2000                S                      Levine Investments                   3,000                  30.2500
   12-01-2000                S                      Levine Investments                   5,000                  30.8750
   12-01-2000                S                      Levine Investments                   5,000                  31.0625

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                       Page 8 of 13 Pages


   12-04-2000                S                      Levine Investments                   2,000                  30.3750
   12-04-2000                S                      Levine Investments                   3,000                  30.4375
   12-04-2000                S                      Levine Investments                   3,000                  30.8750
   12-04-2000                S                      Levine Investments                   2,000                  31.0000
   12-05-2000                S                      Levine Investments                   3,000                  29.6250
   12-05-2000                S                      Levine Investments                   2,000                  29.8750
   12-05-2000                S                      Levine Investments                   2,000                  30.1250
   12-05-2000                S                      Levine Investments                   3,000                  30.3750
   12-05-2000                S                      Levine Investments                   5,000                  31.2500
   12-05-2000                S                      Levine Investments                   5,000                  31.3750
   12-05-2000                S                      Levine Investments                   5,000                  31.8750
   12-05-2000                S                      Levine Investments                   5,000                  32.1250
   12-08-2000                S                      Levine Investments                   5,000                  31.6250
   12-08-2000                S                      Levine Investments                   2,000                  31.7500
   12-08-2000                S                      Levine Investments                   2,000                  31.8750
   12-08-2000                S                      Levine Investments                   1,000                  32.0000
   12-08-2000                S                      Levine Investments                   4,000                  32.1250
   12-08-2000                S                      Levine Investments                   1,000                  32.2500
   12-08-2000                S                      Levine Investments                   5,000                  32.7500
   12-08-2000                S                      Levine Investments                   2,000                  31.4375
   12-11-2000                S                      Levine Investments                   3,000                  31.5625
   12-11-2000                S                      Levine Investments                   2,000                  32.0625
   12-11-2000                S                      Levine Investments                   3,000                  32.3750
   12-11-2000                S                      Levine Investments                   3,000                  32.7500
   12-11-2000                S                      Levine Investments                   7,000                  32.8750
   12-11-2000                S                      Levine Investments                   5,000                  33.0000
   12-12-2000                S                      Levine Investments                   5,000                  32.6875
   12-12-2000                S                      Levine Investments                   3,000                  32.8125
   12-12-2000                S                      Levine Investments                   2,000                  33.0000
   12-13-2000                S                      Levine Investments                   2,000                  32.8125
   12-13-2000                S                      Levine Investments                   1,500                  32.9375
   12-13-2000                S                      Levine Investments                   1,500                  33.0125
   12-13-2000                S                      Levine Investments                   5,000                  33.3125
   12-13-2000                S                      Levine Investments                   6,100                  33.4375
   12-13-2000                S                      Levine Investments                   4,000                  33.5000
   12-13-2000                S                      Levine Investments                   5,500                  33.5625
   12-13-2000                S                      Levine Investments                   2,400                  33.6250
   12-13-2000                S                      Levine Investments                   2,000                  33.7500
   12-14-2000                S                      Levine Investments                   3,000                  33.0000
   12-14-2000                S                      Levine Investments                   4,000                  33.1250
   12-14-2000                S                      Levine Investments                   1,000                  33.2500
   12-14-2000                S                      Levine Investments                   2,000                  33.3750
   12-15-2000                S                      Levine Investments                   2,000                  30.6250
   12-15-2000                S                      Levine Investments                   2,500                  30.6875
   12-15-2000                S                      Levine Investments                   5,500                  30.7500
   12-18-2000                S                      Levine Investments                   2,000                  29.1250
   12-18-2000                S                      Levine Investments                   3,000                  29.5625
   12-18-2000                S                      Levine Investments                   5,000                  29.6875
   12-18-2000                S                      Levine Investments                   5,000                  30.6250

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                       Page 9 of 13 Pages


   12-18-2000                S                      Levine Investments                   2,000                  30.8750
   12-18-2000                S                      Levine Investments                   1,000                  31.0625
   12-18-2000                S                      Levine Investments                   2,000                  31.1250
   12-19-2000                S                      Levine Investments                   2,000                  29.8750
   12-19-2000                S                      Levine Investments                   1,000                  30.0000
   12-19-2000                S                      Levine Investments                   2,000                  30.1875
   12-19-2000                S                      Levine Investments                   2,000                  30.2500
   12-19-2000                S                      Levine Investments                   2,000                  30.3750
   12-19-2000                S                      Levine Investments                   5,000                  30.4375
   12-19-2000                S                      Levine Investments                   1,000                  30.5000
   12-19-2000                S                      Levine Investments                   2,000                  31.1250
   12-19-2000                S                      Levine Investments                   3,000                  31.1875
   12-20-2000                S                      Levine Investments                   3,000                  29.0000
   12-20-2000                S                      Levine Investments                   5,000                  29.1250
   12-20-2000                S                      Levine Investments                   2,000                  29.6250
   12-21-2000                S                      Levine Investments                   1,000                  27.1875
   12-21-2000                S                      Levine Investments                   5,000                  27.2500
   12-21-2000                S                      Levine Investments                   4,000                  27.3750
   12-21-2000                S                      Levine Investments                   1,700                  27.5000
   12-21-2000                S                      Levine Investments                    300                   27.6875
   12-21-2000                S                      Levine Investments                   3,000                  27.7500
   12-22-2000                S                      Levine Investments                   3,000                  27.9375
   12-22-2000                S                      Levine Investments                   2,000                  28.0000
   12-22-2000                S                      Levine Investments                   5,000                  28.3125
   12-22-2000                S                      Levine Investments                   5,000                  28.3750
   12-26-2000                S                      Levine Investments                   1,000                  27.4375
   12-26-2000                S                      Levine Investments                   1,800                  27.6250
   12-26-2000                S                      Levine Investments                   2,100                  27.8750
   12-26-2000                S                      Levine Investments                    100                   28.0000
   12-26-2000                S                      Levine Investments                   1,200                  28.4375
   12-26-2000                S                      Levine Investments                   6,800                  28.8750
   12-26-2000                S                      Levine Investments                   2,000                  29.0000
   12-27-2000                S                      Levine Investments                   3,000                  27.1875
   12-27-2000                S                      Levine Investments                   5,000                  27.2500
   12-27-2000                S                      Levine Investments                   2,000                  27.3125
   12-28-2000                S                      Levine Investments                   4,000                  27.2500
   12-28-2000                S                      Levine Investments                   1,000                  27.3750
   12-28-2000                S                      Levine Investments                   3,000                  27.5000
   12-28-2000                S                      Levine Investments                   2,000                  27.6250
   12-28-2000                S                      Levine Investments                   2,000                  27.7500
   12-28-2000                S                      Levine Investments                   3,000                  27.8750
   12-29-2000                S                      Levine Investments                   4,000                  27.5625
   12-29-2000                S                      Levine Investments                   2,000                  27.6250
   12-29-2000                S                      Levine Investments                   6,000                  27.8750
   12-29-2000                S                      Levine Investments                   2,000                  28.0000
   12-29-2000                S                      Levine Investments                   1,500                  28.1250
   12-29-2000                S                      Levine Investments                   1,500                  28.3750
   12-29-2000                S                      Levine Investments                   2,000                  28.6250
   01-02-2001                S                      Levine Investments                   5,000                  26.9375

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                      Page 10 of 13 Pages


   01-02-2001                S                      Levine Investments                   3,000                  27.0265
   01-02-2001                S                      Levine Investments                   2,000                  27.2500
   01-02-2001                S                      Levine Investments                   2,000                  27.3750
   01-02-2001                S                      Levine Investments                   3,000                  27.5000
   01-03-2001                S                      Levine Investments                   5,000                  26.5000
   01-03-2001                S                      Levine Investments                   2,000                  26.8750
   01-03-2001                S                      Levine Investments                   1,000                  26.9375
   01-03-2001                S                      Levine Investments                   2,000                  27.0000
   01-03-2001                S                      Levine Investments                   2,000                  28.0000
   01-03-2001                S                      Levine Investments                   3,000                  28.1250
   01-03-2001                S                      Levine Investments                   5,000                  28.5625
   01-03-2001                S                      Levine Investments                   5,000                  28.6250
   01-03-2001                S                      Levine Investments                   5,000                  30.0000
   01-03-2001                S                      Levine Investments                   5,000                  30.6250
   01-03-2001                S                      Levine Investments                   5,000                  31.1250
   01-03-2001                S                      Levine Investments                   5,000                  31.5000
   01-04-2001                S                      Levine Investments                   10,000                 31.6250
   01-04-2001                S                      Levine Investments                   5,000                  32.1250
   01-04-2001                S                      Levine Investments                   3,000                  32.5000
   01-04-2001                S                      Levine Investments                   3,600                  32.9375
   01-04-2001                S                      Levine Investments                   8,400                  33.0000
   01-04-2001                S                      Levine Investments                   2,000                  33.3750
   01-04-2001                S                      Levine Investments                   3,000                  33.5000
   01-05-2001                S                      Levine Investments                   2,500                  31.3750
   01-05-2001                S                      Levine Investments                   2,000                  31.5000
   01-05-2001                S                      Levine Investments                    500                   31.6250
   01-05-2001                S                      Levine Investments                   1,500                  31.8750
   01-05-2001                S                      Levine Investments                    500                   31.9375
   01-05-2001                S                      Levine Investments                   8,000                  32.0000
   01-08-2001                S                      Levine Investments                   2,000                  30.8750
   01-08-2001                S                      Levine Investments                   3,000                  31.0000
   01-09-2001                S                      Levine Investments                   2,000                  29.6250
   01-09-2001                S                      Levine Investments                   3,000                  29.6875
   01-09-2001                S                      Levine Investments                   3,000                  29.7500
   01-09-2001                S                      Levine Investments                   4,000                  30.0625
   01-09-2001                S                      Levine Investments                   3,000                  30.1250
   01-10-2001                S                      Levine Investments                   3,000                  29.8750
   01-10-2001                S                      Levine Investments                   1,200                  30.0625
   01-10-2001                S                      Levine Investments                   5,800                  30.1250
   01-11-2001                S                      Levine Investments                   3,000                  29.7500
   01-11-2001                S                      Levine Investments                   2,000                  30.0625
   01-11-2001                S                      Levine Investments                   3,000                  30.5000
   01-11-2001                S                      Levine Investments                   2,000                  30.6250
   01-11-2001                S                      Levine Investments                   5,000                  31.0000
   01-11-2001                S                      Levine Investments                   1,000                  31.3750
   01-11-2001                S                      Levine Investments                   3,000                  31.5000
   01-11-2001                S                      Levine Investments                   1,000                  31.6250
   01-11-2001                S                      Levine Investments                   5,000                  32.0000
   01-11-2001                S                      Levine Investments                   5,000                  32.5000
   01-11-2001                S                      Levine Investments                   5,000                  33.0000
   01-11-2001                S                      Levine Investments                   4,000                  33.1250
   01-11-2001                S                      Levine Investments                   6,000                  33.1875
   01-11-2001                S                      Levine Investments                   1,000                  33.6250
   01-11-2001                S                      Levine Investments                   3,000                  33.8750
   01-11-2001                S                      Levine Investments                   3,000                  34.0625
   01-11-2001                S                      Levine Investments                   1,000                  34.2500
   01-11-2001                S                      Levine Investments                   2,000                  34.3750

   11-09-2000                S                      Levine Family Foundation             2,500                  30.2500
   11-09-2000                S                      Levine Family Foundation             2,500                  30.5000
   11-09-2000                S                      Levine Family Foundation             5,000                  30.7500
   11-10-2000                S                      Levine Family Foundation             2,500                  31.0000
   11-10-2000                S                      Levine Family Foundation             2,500                  31.0625
   11-10-2000                S                      Levine Family Foundation             1,500                  31.1250
   11-10-2000                S                      Levine Family Foundation             1,000                  31.1875
   11-10-2000                S                      Levine Family Foundation             2,500                  31.2500
   11-15-2000                S                      Levine Family Foundation             5,000                  31.7500
   11-17-2000                S                      Levine Family Foundation             5,000                  32.3750
   11-21-2000                S                      Levine Family Foundation             5,000                  31.0000
   11-22-2000                S                      Levine Family Foundation             5,000                  31.2500
   11-27-2000                S                      Levine Family Foundation             5,000                  32.0000
   11-27-2000                S                      Levine Family Foundation             5,000                  32.8750
   12-01-2000                S                      Levine Family Foundation             5,000                  31.2500
   12-06-2000                S                      Levine Family Foundation             3,800                  32.4375

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                      Page 11 of 13 Pages


   12-06-2000                S                      Levine Family Foundation             1,200                  32.5000
   12-06-2000                S                      Levine Family Foundation             3,000                  32.6250
   12-06-2000                S                      Levine Family Foundation             2,000                  32.6875
   12-06-2000                S                      Levine Family Foundation             5,000                  33.0625
   12-06-2000                S                      Levine Family Foundation             5,000                  33.3750
   12-07-2000                S                      Levine Family Foundation             5,000                  32.2500
   12-26-2000                S                      Levine Family Foundation             5,000                  28.0000
   12-28-2000                S                      Levine Family Foundation             5,000                  27.5000
   12-29-2000                S                      Levine Family Foundation             2,000                  27.8750
   12-29-2000                S                      Levine Family Foundation             1,500                  28.1250
   12-29-2000                S                      Levine Family Foundation             1,500                  28.3750
   01-03-2001                S                      Levine Family Foundation             5,000                  28.0625
   01-03-2001                S                      Levine Family Foundation             5,000                  29.5625
   01-03-2001                S                      Levine Family Foundation             5,000                  29.6250
   01-04-2001                S                      Levine Family Foundation             5,000                  33.6250
   01-11-2001                S                      Levine Family Foundation             3,000                  31.7500
   01-11-2001                S                      Levine Family Foundation             2,000                  31.8125
   01-11-2001                S                      Levine Family Foundation             1,600                  32.8750
   01-11-2001                S                      Levine Family Foundation             3,400                  32.9375
   01-11-2001                S                      Levine Family Foundation             3,000                  33.2500
   01-11-2001                S                      Levine Family Foundation             2,000                  33.3750

           (d)    N/A.

           (e)    N/A.


ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

99.1 Voting Agreement between William S. Levine, Arturo R. Moreno and Viacom Inc., dated as of January 4, 2001.

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                      Page 12 of 13 Pages


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                Date:  January 16, 2001



                                /s/ WILLIAM S. LEVINE
                                -----------------------------------------------
                                    William S. Levine



                                LEVINE INVESTMENTS LIMITED PARTNERSHIP


                                By: /s/ WILLIAM S. LEVINE
                                   --------------------------------------------
                                        William S. Levine
                                        General Partner

                                WILLIAM S. LEVINE, TRUSTEE, OF THE LEVINE TRUST DATED 5/4/84


                                By: /s/ WILLIAM S. LEVINE
                                   --------------------------------------------
                                        William S. Levine
                                        Trustee

                                  SCHEDULE 13D

CUSIP No. 456 62S 10 2                                      Page 13 of 13 Pages


                                  EXHIBIT INDEX

99.1 Voting Agreement between William S. Levine, Arturo R. Moreno and Viacom Inc., dated as of January 4, 2001.